Exhibit 99.1

                The Neiman Marcus Group Reports Record Results;
                     Fourth Quarter Earnings Growth of 67%;
                       Fiscal Year Earnings Growth of 21%


    DALLAS--(BUSINESS WIRE)--Sept. 6, 2005--The Neiman Marcus Group, Inc. (NYSE:NMG.A) (NYSE:NMG.B) today reported financial results for the fourth quarter and fiscal year 2005.
    For the fourth quarter of fiscal year 2005, the Company reported total revenues of $851 million compared to $784 million in the prior year. Comparable revenues increased 9.6 percent. Net earnings were $34 million, or $0.69 per diluted share, in the fourth quarter of fiscal year 2005 compared to $21 million, or $0.42 per diluted share, in the fourth quarter of fiscal year 2004, an increase of 67 percent. Excluding the impact of certain items as described below under "Other Items", adjusted earnings for the fourth quarter of fiscal year 2005 were $26 million, or $0.53 per diluted share, compared to $23 million, or $0.47 per diluted share, in the fourth quarter of fiscal year 2004, an increase of 15 percent. See the attached "Reconciliation of GAAP Net Earnings to Non-GAAP Adjusted Earnings" for the reconciliation of adjusted earnings and the Company's statements regarding the use of this non-GAAP financial measure.
    For fiscal year 2005, total revenues were $3.82 billion compared to $3.52 billion in the prior year. Comparable revenues increased 9.9 percent for fiscal year 2005. Net earnings for fiscal year 2005 were $249 million, or $5.02 per diluted share, compared to $205 million, or $4.19 per diluted share, for fiscal year 2004, which represents an increase of 21 percent. Adjusted earnings for fiscal year 2005 were $251 million, or $5.06 per diluted share, compared to adjusted earnings of $200 million, or $4.09 per diluted share, for the prior year, an increase of 26 percent. Adjusted earnings for fiscal year 2005 and 2004 exclude the impact of certain items as described below under "Other Items".
    "This was an outstanding year for the Neiman Marcus Group," said Burton M. Tansky, President and Chief Executive Officer. "The productivity of our business model continued to improve as we achieved a record operating margin and sales per square foot."
    Mr. Tansky continued, "We achieved these record results through our intense focus on full price selling, efficient inventory management and disciplined expense control. We believe this strategy, in combination with our many initiatives, will further strengthen our position in the luxury market. I commend our entire team for their efforts and steadfast dedication to outstanding customer service and merchandise leadership."

    Business Segments

    Fourth quarter revenues for the Specialty Retail Stores segment, which consists of Neiman Marcus Stores and Bergdorf Goodman, were $687 million, compared to $636 million in the previous year. Revenues for the fourth quarter of fiscal year 2005 compared to last year increased
7.0 percent and 14.5 percent at Neiman Marcus Stores and Bergdorf Goodman, respectively. Comparable store revenues increased 6.4 percent at Neiman Marcus Stores for the fourth quarter of fiscal year 2005. Fourth quarter operating earnings for the Specialty Retail Stores segment were $34 million compared to $31 million in the prior year, an increase of 8 percent.
    Fiscal year 2005 revenues for the Specialty Retail Stores segment, were $3.10 billion compared to $2.85 billion in the previous year. Revenues for fiscal year 2005 compared to last year increased 8.3 percent and 12.9 percent at Neiman Marcus Stores and Bergdorf Goodman, respectively. Comparable store revenues increased 8.1 percent at Neiman Marcus Stores for fiscal year 2005. Fiscal year 2005 operating earnings for the Specialty Retail Stores segment were $378 million compared to $311 million in the prior year, which represents an increase of 22 percent.
    Neiman Marcus Direct, the Company's direct marketing operation, reported fourth quarter fiscal year 2005 revenues of $134 million compared to $125 million in the previous year. On a comparable basis, excluding Chef's Catalog, revenues increased 19.5 percent for the fourth quarter of fiscal year 2005. Operating earnings for Neiman Marcus Direct increased to $19 million in the fourth quarter of fiscal year 2005 from $16 million a year ago, an increase of 20 percent.
    Fiscal year 2005 revenues for Neiman Marcus Direct were $592 million compared to $571 million in the previous year. Excluding Chef's Catalog, revenues for fiscal year 2005 were $578 million. On a comparable basis, excluding Chef's Catalog, revenues increased 16.3 percent for fiscal year 2005. Operating earnings for Neiman Marcus Direct increased to $75 million in fiscal year 2005 from $61 million a year ago, an increase of 23 percent.
    The Company's Other segment includes the operations of the Kate Spade and Laura Mercier brands.

    Other Items

    The Company sold its Chef's Catalog direct marketing business in November 2004. Comparable revenues have been adjusted to exclude the sales of Chef's Catalog prior to its disposition.
    In the fourth quarter of fiscal year 2005, the Company recorded a pretax gain of approximately $6.2 million as a result of the sale of its private label credit card account portfolio to HSBC Retail Services and approximately $7.6 million of tax benefits associated with favorable tax settlements and the reductions in the Company's deferred tax liabilities.
    The Company recorded approximately $1.3 million and $5.4 million of transaction costs in the third and fourth quarters of fiscal year 2005, respectively, related to the pending sale of the Company to an investment group consisting of Texas Pacific Group and Warburg Pincus LLC.
    In the first quarter of fiscal year 2005, the Company recorded a pretax loss of approximately $15.3 million or $0.19 per diluted share, for the loss on disposition of Chef's Catalog.
    In the fourth quarter of fiscal year 2004, the Company recorded a pretax charge of approximately $3.9 million for the impairment of the Chef's Catalog trade name.
    In the second quarter of fiscal year 2004, the Company recorded approximately $7.5 million for the impact of favorable settlements associated with previous tax filings.
    The Neiman Marcus Group, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail Stores segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.
    From time to time, the Company may make statements (including statements contained in this release) that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.
    The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts; changes in the Company's relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.
    These and other factors that may adversely affect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.



                     THE NEIMAN MARCUS GROUP, INC.
                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (UNAUDITED)

(in thousands)                                  July 30,    July 31,
                                                  2005        2004
                                               ----------- -----------
ASSETS
----------------------------------------------
Current assets:
  Cash and cash equivalents                      $853,482    $368,367
  Accounts receivable                              29,886     551,687
  Merchandise inventories                         748,366     720,277
  Deferred income taxes                            17,783       9,078
  Other current assets                             58,964      56,757
                                               ----------- -----------
    Total current assets                        1,708,481   1,706,166
                                               ----------- -----------

Property and equipment, net                       855,009     750,483

Other assets:
  Trademarks and other intangible assets, net      74,134      91,864
    Other assets                                   23,036      69,135
                                               ----------- -----------
Total other assets                             $2,660,660  $2,617,648
                                               =========== ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
----------------------------------------------
Current liabilities:
  Notes payable and current maturities of
   long-term liabilities                           $1,450      $1,563
  Accounts payable                                282,887     289,282
  Accrued liabilities                             332,937     286,833
  Current portion of borrowings under Credit
   Card Facility                                       --     150,000
                                               ----------- -----------
    Total current liabilities                     617,274     727,678
                                               ----------- -----------

Long-term liabilities:
  Notes and debentures                            249,780     249,757
  Borrowings under Credit Card Facility                --      75,000
  Deferred real estate credits                     86,575      71,898
  Other long-term liabilities                     120,973     112,455
                                               ----------- -----------
    Total long-term liabilities                   457,328     509,110
                                               ----------- -----------

Minority interest                                  12,112      10,298

Total shareholders' equity                      1,573,946   1,370,562
                                               ----------- -----------
Total liabilities and shareholders' equity     $2,660,660  $2,617,648
                                               =========== ===========


                     THE NEIMAN MARCUS GROUP, INC.
             CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
                              (UNAUDITED)

                             Fourth Quarter
                                  Ended           Fiscal Year Ended
                           ------------------- -----------------------
(in thousands, except per  July 30,  July 31,   July 30,     July 31,
 share data)                 2005      2004        2005       2004
                           --------- --------- ----------- -----------

Revenues                   $851,391  $784,468  $3,821,924  $3,524,771
Cost of goods sold
 including buying and
 occupancy costs            601,266   553,231   2,494,172   2,327,229
Selling, general and
 administrative expenses    203,600   189,033     900,352     848,453
Impairment charge                --     3,853          --       3,853
Loss on disposition of
 Chef's Catalog                  --        --      15,348          --
Gain on credit card
 transaction                 (6,170)       --      (6,170)         --
Transaction costs             5,396        --       6,696          --
                           --------- --------- ----------- -----------

Operating earnings           47,299    38,351     411,526     345,236

Interest expense, net         1,430     4,108      12,378      15,923
                           --------- --------- ----------- -----------

Earnings before income
 taxes and minority
 interest                    45,869    34,243     399,148     329,313
Income taxes                 10,473    13,356     146,487     120,932
                           --------- --------- ----------- -----------

Earnings before minority
 interest                    35,396    20,887     252,661     208,381
Minority interest in net
 earnings of subsidiaries    (1,050)     (300)     (3,837)     (3,549)
                           --------- --------- ----------- -----------

Net earnings                $34,346   $20,587    $248,824    $204,832
                           ========= ========= =========== ===========

Weighted average number of
 common and common
 equivalent shares
 outstanding:
  Basic                      48,392    48,201      48,330      47,997
                           ========= ========= =========== ===========
  Diluted                    49,842    49,074      49,531      48,873
                           ========= ========= =========== ===========

Earnings per share:
  Basic                       $0.71     $0.43       $5.15       $4.27
                           --------- --------- ----------- -----------
  Diluted                     $0.69     $0.42       $5.02       $4.19
                           ========= ========= =========== ===========


                     THE NEIMAN MARCUS GROUP, INC.
                         OTHER OPERATING DATA
                              (UNAUDITED)

SEGMENTS:                    Fourth Quarter
                                  Ended           Fiscal Year Ended
                           ------------------- -----------------------
(in millions)              July 30,  July 31,   July 30,    July 31,
                              2005      2004       2005        2004
                           --------- --------- ----------- -----------
REVENUES:
Specialty Retail Stores        $687      $636      $3,103      $2,850
Direct Marketing                134       125         592         571
Other (1)                        30        23         127         104
                           --------- --------- ----------- -----------
Total                          $851      $784      $3,822      $3,525
                           ========= ========= =========== ===========

OPERATING EARNINGS:
 (LOSSES)
Specialty Retail Stores         $34       $31        $378        $311
Direct Marketing                 19        16          75          61
Other (1)                         3         1          14          13
                           --------- --------- ----------- -----------
  Subtotal                       56        48         467         385
Corporate expenses              (15)       (6)        (46)        (36)
Loss on disposition of
 Chef's Catalog                  --        --         (15)         --
Gain on Credit Card Sale          6        --           6          --
Impairment Charge                --        (4)         --          (4)
                           --------- --------- ----------- -----------
Total                           $47       $38        $412        $345
                           ========= ========= =========== ===========


OTHER DATA:                  Fourth Quarter       Fiscal Year Ended
                                  Ended
                           ------------------- -----------------------
(in millions)              July 30,  July 31,   July 30,    July 31,
                              2005      2004       2005        2004
                           --------- --------- ----------- -----------
Capital Expenditures            $52       $37        $203        $120
Depreciation                     28        26         108          99


(1) Other includes the results of operations of Kate Spade LLC and Gurwitch Products, LLC.


                     THE NEIMAN MARCUS GROUP, INC.
   RECONCILIATION OF GAAP NET EARNINGS TO NON-GAAP ADJUSTED EARNINGS
                              (UNAUDITED)

                             Fourth Quarter
                                  Ended           Fiscal Year Ended
                           ------------------- -----------------------
(in thousands, except per  July 30,  July 31,   July 30,    July 31,
 share data)                 2005      2004       2005        2004
                           --------- --------- ----------- -----------

Net earnings (GAAP)         $34,346   $20,587    $248,824    $204,832
  Impairment charge, net
   of taxes                      --     2,350          --       2,350
  Loss on disposition of
   Chef's Catalog, net of
   taxes                         --        --       9,288          --
  Gain on credit card
   transaction, net of
   taxes                     (3,788)       --      (3,788)         --
  Tax benefits related to
   favorable settlements
    and other items          (7,585)       --      (7,585)     (7,500)
  Transaction costs, net
   of taxes                   3,313        --       4,111          --
                           --------- --------- ----------- -----------
Adjusted earnings (Non-
 GAAP)                      $26,286   $22,937    $250,850    $199,682
                           ========= ========= =========== ===========

Diluted earnings per share
 (GAAP)                       $0.69     $0.42       $5.02       $4.19
  Impairment charge, net
   of taxes                      --      0.05          --        0.05
  Loss on disposition of
   Chef's Catalog, net of
   taxes                         --        --        0.19          --
  Gain on credit card
   transaction, net of
   taxes                      (0.08)       --       (0.08)         --
  Tax benefits related to
   favorable settlements
   and other items            (0.15)       --       (0.15)      (0.15)
  Transaction costs, net
   of taxes                    0.07        --        0.08          --
                           --------- --------- ----------- -----------
Adjusted earnings per
 share (Non-GAAP)             $0.53     $0.47       $5.06       $4.09
                           ========= ========= =========== ===========


    The Neiman Marcus Group, Inc. believes reporting adjusted earnings is a more accurate representation of the Company's on-going economic performance and therefore uses adjusted reporting internally to evaluate and manage the Company's operations. The Neiman Marcus Group, Inc. has chosen to provide this information to investors to enable them to perform more meaningful comparisons of operating results and as a means to emphasize the results of on-going operations. Adjusted earnings should be considered in addition to, not as a substitute for, the Company's other measures of financial performance reported in accordance with generally accepted accounting principles.



    CONTACT: The Neiman Marcus Group, Inc.
             James E. Skinner, 214-743-7625
             or
             Stacie Shirley, 214-757-2967